August 5, 2004

Jeffrey C. Swank
300 E. Park Avenue
Tallahassee, FL  32301

Paul J. Shovlain
P.O. Box 15855
Tallahassee, FL  32317

Dear Jeff and PJ:

            This letter is for the purpose of authorizing certain actions of United Check Services, L.L.C., a Louisiana limited liability company (“United”) in light of your obligations under that certain Contribution Agreement (the “Contribution Agreement”) dated July 14, 2004, between Riverbend Telecom, Inc., a Nevada corporation (“Riverbend”), Riverbend Holdings, Inc., a Colorado corporation that is a subsidiary of Riverbend (“RiverbendSpin”), Leon Nowalsky (“Nowalsky”) and yourselves as the equity owners (the “United Members”) of United.  All capitalized terms not otherwise defined in this letter shall have the meaning ascribed to such terms in the Contribution Agreement.

            The provisions of the Contribution Agreement generally provide, as either a negative covenant or prohibited activity for the period prior to the closing of the Contribution, that the United Members have the obligation to cause United: (i) to carry on its business in substantially the same manner as it has prior to the execution of the Contribution Agreement; (i) to maintain its present debt instruments and not to enter into new or amended debt instruments; (iii) to not issue any securities of any kind; and (iv) to not declare or pay any dividend, or make any distribution in respect of its securities.  See, generally, Section 7 of the Contribution Agreement.

            Notwithstanding the above-cited covenants and prohibitions, or any other restrictions that may be in the Contribution Agreement, Riverbend, RiverbendSpin and Nowalsky hereby grant their respective consents and hereby authorize the following actions:

The United Members may cause United to execute and issue, to each of the United Members, of a promissory note (the “Notes”) in the amount of $128,000, for a total indebtedness of $256,000; provided, however, that the Notes shall mature no earlier than two years from the date of issuance and shall accrue interest at a rate of no more than 10% per annum.  The execution and issuance of the Notes shall satisfy, in full, all compensation and return on investment of the United Members with respect to their ownership interests and their operations of or services provided to United for the period commencing on January 1, 2004 and ending on the closing of the Contribution.

            Each of Riverbend, RiverbendSpin and Nowalsky hereby proposes and agrees to an amendment to the Contribution Agreement solely for the purpose of allowing the above authorized actions without violating or breaching any covenant, prohibition or restriction contained in the Contribution Agreement, which amendment shall be deemed effective as set forth in the Consent and Agreement paragraph listed below.  Each of Riverbend, RiverbendSpin and Nowalsky also agree that this letter shall constitute the necessary written agreement for such amendment to be effective.

RIVERBEND TELECOM, INC., a Nevada corporation

By: /s/ Leon Nowalsky Leon Nowalsky, President

RIVERBEND HOLDINGS, INC., a Colorado corporation

By: /s/ Leon Nowalsky Leon Nowalsky, President

/s/ Leon Nowalsky Leon Nowalsky

CONSENT AND AGREEMENT

            The United Members hereby consent and agree to the above-proposed amendment to the Contribution Agreement.  The amendment shall be effective, without the need for any further written agreement, upon the latest dated signature of the United Members obtained below.

Date: August 6, 2004.	/s/ Jeffrey C. Swank Jeffrey C. Swank

Date: August 6, 2004.	/s/ Paul J. Shovlain Paul J. Shovlain